ImmuCell Announces Financial Results for Third Quarter of 2010

PORTLAND, ME -- (Marketwire - November 08, 2010) - ImmuCell Corporation (NASDAQ: ICCC) today announced the results of its operations for the three-month and nine-month periods ended September 30, 2010.

"We sold our 10,000,000th dose of First Defense® during the third quarter. This milestone demonstrates the value of our technology and the long-term market acceptance of our product," commented Michael F. Brigham, President and CEO. "We did experience a 4% year-to-date decrease in domestic sales of First Defense®. Competition for resources that dairy producers allocate to their calf enterprises has been increased by the severe economic challenges that producers have been facing since the start of the current down cycle in 2008 and by the many new products that have been introduced to the calf market."

"We finalized our manufacturing plans for Mast Out® during the third quarter by signing agreements with Lonza Sales Ltd. of Basel, Switzerland and Norbrook Laboratories Ltd. of Newry, Northern Ireland," commented Dr. Joseph H. Crabb, Vice President and Chief Scientific Officer. "Not only are these steps critical for FDA approval of our Mast Out® production process, but these companies are world class manufacturing organizations."

For the three-month period ended September 30, 2010, product sales decreased by 14%, or $137,000, to $874,000 in comparison to the same period in 2009. For the nine-month period ended September 30, 2010, product sales decreased by 6%, or $208,000, to $3,263,000 in comparison to the same period in 2009. Year-to-date domestic sales decreased by approximately 3%, while foreign sales declined by 19%.

The net loss was $(197,000), or $(0.07) per share, during the three-month period ended September 30, 2010 in comparison to a net loss of $(19,000), or $(0.01) per share, during the same period in 2009. The net loss was $(257,000), or $(0.09) per share, during the nine-month period ended September 30, 2010 in comparison to a net loss of $(201,000), or $(0.07) per share, during the same period in 2009.

Cash, cash equivalents and short-term investments increased by 10%, or $473,000, to $5,058,000 at September 30, 2010 as compared to $4,585,000 at December 31, 2009. Proceeds from bank debt received during the third quarter of 2010 aggregated $970,000, net of debt issuance costs and repayments made prior to October 1, 2010. Stockholders' equity decreased by 3%, or $270,000, to $9,352,000 at September 30, 2010 as compared to $9,622,000 at December 31, 2009. The Company had 2,971,000 shares of common stock outstanding as of September 30, 2010.

                                        (Unaudited)        (Unaudited)
                                   Three Months Ended   Nine Months Ended
(In thousands, except per share       September 30,        September 30,
 amounts)                             2010      2009      2010      2009
                                    --------  --------  --------  --------
Revenues:
Product Sales                       $    874  $  1,011  $  3,263  $  3,472
Other Revenues                            --         1         2         3
                                    --------  --------  --------  --------
Total Revenues                           874     1,012     3,265     3,475

Cost and expenses:
Product costs                            516       412     1,548     1,665
Product development expenses             312       328     1,051     1,250
Sales, marketing  and
 administrative expenses                 393       311     1,133       987
                                    --------  --------  --------  --------
Total costs and expenses               1,221     1,051     3,732     3,902
                                    --------  --------  --------  --------

Net operating loss                      (347)      (39)     (467)     (427)

Interest and other income                 (3)       19        15        88
                                    --------  --------  --------  --------

Loss before income taxes                (350)      (20)     (452)     (339)
Income tax benefit                      (153)       (1)     (195)     (138)
                                    --------  --------  --------  --------
Net loss                            $   (197) $    (19) $   (257) $   (201)
                                    ========  ========  ========  ========

Net loss per common share:
Basic                               $  (0.07) $  (0.01) $  (0.09) $  (0.07)
Diluted                             $  (0.07) $  (0.01) $  (0.09) $  (0.07)
                                    ========  ========  ========  ========

Weighted average common shares
 outstanding:
Basic                                  2,971     2,971     2,971     2,955
Diluted                                2,971     2,971     2,971     2,955

                                     At September 30,     At December 31,
(In thousands)                             2010                 2009
                                    ------------------  ------------------
Cash, cash equivalents and
 short-term investments             $            5,058  $            4,585
Total assets                                    10,771               9,985
Net working capital                              6,652               5,944
Stockholders' equity                $            9,352  $            9,622

Our purpose is to create scientifically-proven and practical products that result in a measurable economic impact on animal health and productivity in the dairy and beef industries. Press releases and other information about the Company are available at our web-site (http://www.immucell.com).

Contact:
Michael F. Brigham
President and Chief Executive Officer
(207) 878-2770 Ext. 3106
www.ImmuCell.com